                    ML MULTI-MANAGER PORTFOLIO LLC
                    (A DELAWARE LIMITED LIABILITY COMPANY)


                    Financial Statements for the years ended
                    December 31, 2003 and 2002
                    and Independent Auditors' Report


[MERRILL LYNCH LOGO]

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)


TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INDEPENDENT AUDITORS' REPORT                                                   1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2003 AND 2002:

 Statements of Financial Condition                                             2

 Statements of Income                                                          3

 Statements of Changes in Members' Capital                                     4

 Notes to Financial Statements                                              5-10

INDEPENDENT AUDITORS' REPORT


To the Members of
 ML Multi-Manager Portfolio LLC:

We have audited the accompanying statements of financial condition of ML Multi-Manager Portfolio LLC (the "Company") as of December 31, 2003 and 2002, and the related statements of income and of changes in members' capital for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Multi-Manager Portfolio LLC as of December 31, 2003 and 2002, and the results of its operations and changes in its members' capital for the years then ended in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP


New York, New York
March 10, 2004

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2003 AND 2002

                                                               2003             2002
                                                          --------------   --------------
ASSETS

Equity in commodity futures trading accounts:
  Cash and option premiums                                $  144,643,694   $  172,773,081
  Net unrealized profit on open contracts (Note 2)             3,718,704        4,530,324
Accrued interest (Note 4)                                        113,821          182,180
                                                          --------------   --------------

        TOTAL                                             $  148,476,219   $  177,485,585
                                                          ==============   ==============

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:

  Brokerage commissions payable (Note 4)                  $      480,455   $      618,102
  Profit Shares payable (Note 5)                               1,200,000        1,400,129
  Administrative fees payable (Note 4)                            14,465           22,373
  Due to Members                                               6,652,454        1,990,503
                                                          --------------   --------------

      Total liabilities                                        8,347,374        4,031,107
                                                          --------------   --------------

MEMBERS' CAPITAL:

  Voting Members                                             140,128,845      173,454,478
                                                          --------------   --------------

      Total Members' capital                                 140,128,845      173,454,478
                                                          --------------   --------------

        TOTAL                                             $  148,476,219   $  177,485,585
                                                          ==============   ==============

See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                               2003             2002
                                                          --------------   --------------
REVENUES

Trading profit (loss):
  Realized                                                $   16,148,311   $    9,241,162
  Change in unrealized                                          (812,432)       2,453,406
Proceeds from Copper Settlement (Note 6)                               -        1,176,518
                                                          --------------   --------------

    Total trading results                                     15,335,879       12,871,086

Interest income (Note 4)                                       1,677,075        3,079,716
                                                          --------------   --------------

    Total revenues                                            17,012,954       15,950,802
                                                          --------------   --------------

EXPENSES

Brokerage commissions (Note 4)                                 6,518,807        7,738,731
Profit Shares (Note 5)                                         2,244,341        2,301,983
Administrative fees (Note 4)                                     230,413          279,753
                                                          --------------   --------------

    Total expenses                                             8,993,561       10,320,467
                                                          --------------   --------------

NET INCOME                                                $    8,019,393   $    5,630,335
                                                          ==============   ==============

See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                          VOTING MEMBERS
                                                          --------------
     MEMBERS' CAPITAL,
      DECEMBER 31, 2001                                   $  201,463,783

     Additions                                                 2,491,994

     Net income                                                5,630,335

     Withdrawals                                             (36,131,634)
                                                          --------------

     MEMBERS' CAPITAL,
      DECEMBER 31, 2002                                      173,454,478

     Additions                                                 1,030,138

     Net income                                                8,019,393

     Withdrawals                                             (42,375,164)
                                                          --------------

     MEMBERS' CAPITAL,
      DECEMBER 31, 2003                                   $  140,128,845
                                                          ==============

See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     ML Multi-Manager Portfolio LLC (the "Company") was organized under the Delaware Limited Liability Company Act on May 11, 1998 and commenced trading activities on June 1, 1998. The Company engages in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. Merrill Lynch Investment Managers, LLC ("MLIM LLC"), a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM"), which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co. Inc. ("Merrill Lynch"), has been delegated administrative authority of the Company. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is the Company's commodity broker. The Company has one class of Membership Interests, Voting Interests. Voting Interests are held by multi-advisor funds managed by MLIM LLC (the "Members"). The Members control all business activities and affairs of the Company by agreement of the majority interest of the Members, subject to the discretionary trading authority vested in and delegated to the independent trading advisors (the "Advisors") and the administrative authority vested in and delegated to MLIM LLC. Each Member is a "commodity pool" sponsored and controlled by MLIM LLC and shares in the trading results of the Company in proportion to its respective capital account.

     MLIM LLC selects independent advisors to manage the Company's assets, and allocates and reallocates the Company's assets among existing, replacement and additional Advisors.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts are reflected in Net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The Change in unrealized profit on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Income.

     FOREIGN CURRENCY TRANSACTIONS

     The Company's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

     OPERATING EXPENSES

     MLIM pays for all operating costs (including all legal, accounting, printing, postage and similar administrative expenses) of the Company.

     INCOME TAXES

     No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes.

     DISTRIBUTIONS

     The Members are entitled to receive any distributions, which may be made by the Company in proportion to their respective capital accounts. No such distributions were declared for the years ended December 31, 2003 or 2002.

     WITHDRAWALS

     Each Member may withdraw some or all of such Member's capital at the Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.

     DISSOLUTION OF THE COMPANY

     The Company will terminate on December 31, 2028 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement.

2.   CONDENSED SCHEDULE OF INVESTMENTS

     The Company's investments, defined as Net unrealized profit on open contracts on the Statements of Financial Condition, as of December 31, 2003 and 2002, are as follows:

                                                LONG POSTIONS
               2003                 NUMBER       UNREALIZED     PERCENT OF      NUMBER
     COMMODITY INDUSTRY SECTOR   OF CONTRACTS   PROFIT (LOSS)   NET ASSETS   OF CONTRACTS
     -------------------------   ------------   -------------   ----------   ------------
     Agriculture                          534   $     759,185         0.54%          (463)
     Currencies                     2,801,267       2,506,141         1.79%    (2,039,212)
     Energy                               256          64,506         0.05%            (6)
     Interest rates                     1,715         429,424         0.31%          (425)
     Metals                               535       1,920,760         1.37%           (73)
     Stock indices                        411         495,501         0.35%           (76)
                                                -------------

     Total 2003                                 $   6,175,517         4.41%
                                                =============

                                 SHORT POSITIONS
               2003                UNREALIZED      PERCENT OF    NET UNREALIZED    PERCENT OF
     COMMODITY INDUSTRY SECTOR    PROFIT (LOSS)    NET ASSETS     PROFIT (LOSS)    NET ASSETS        MATURITY DATES
     -------------------------    -------------    ----------   ----------------   ----------        --------------
     Agriculture                 $      (732,340)       -0.52%  $         26,845         0.02%  January 04 - May 04
     Currencies                       (1,044,940)       -0.75%         1,461,201         1.04%  January 04 - April 04
     Energy                               (1,130)        0.00%            63,376         0.05%  January 04 - March 04
     Interest rates                     (287,757)       -0.21%           141,667         0.10%  February 04 - September 04
     Metals                             (338,848)       -0.24%         1,581,912         1.13%  January 04 - October 04
     Stock indices                       (51,798)       -0.04%           443,703         0.31%  January 04 - March 04
                                 ---------------                ----------------

     Total 2003                  $    (2,456,813)       -1.76%  $      3,718,704         2.65%
                                 ===============                ================

                                                LONG POSTIONS
               2002                 NUMBER       UNREALIZED     PERCENT OF      NUMBER
     COMMODITY INDUSTRY SECTOR   OF CONTRACTS   PROFIT (LOSS)   NET ASSETS   OF CONTRACTS
     -------------------------   ------------   -------------   ----------   ------------
     Agriculture                        1,263   $     258,170         0.15%        (1,361)
     Currencies                     2,193,248       2,945,181         1.70%    (3,207,564)
     Energy                               346          60,714         0.03%            (4)
     Interest rates                     3,621       2,599,914         1.50%          (370)
     Metals                               566          97,101         0.06%          (260)
     Stock indices                         57         (51,080)       -0.03%          (176)
                                                -------------

     Total 2002                                 $   5,910,000         3.41%
                                                =============

                                 SHORT POSITIONS
               2002                UNREALIZED      PERCENT OF    NET UNREALIZED    PERCENT OF
     COMMODITY INDUSTRY SECTOR    PROFIT (LOSS)    NET ASSETS     PROFIT (LOSS)    NET ASSETS
     -------------------------    -------------    ----------   ----------------   ----------
     Agriculture                 $       348,188         0.20%  $        606,358         0.35%
     Currencies                       (1,592,929)       -0.92%         1,352,252         0.78%
     Energy                                 (160)        0.00%            60,554         0.03%
     Interest rates                     (226,998)       -0.13%         2,372,916         1.37%
     Metals                               34,845         0.02%           131,946         0.08%
     Stock indices                        57,378         0.03%             6,298         0.00%
                                 ---------------                ----------------

     Total 2002                  $    (1,379,676)       -0.80%  $      4,530,324         2.61%
                                 ===============                ================

     No individual contract's unrealized profit or loss comprised greater than 5% of the Company's net assets.

3.   FINANCIAL DATA HIGHLIGHTS

     The following ratios have been derived from information provided in the financial statements for the year ended December 31, 2003.

     TOTAL INVESTMENT RETURN, COMPOUNDED MONTHLY:

     Investment return before Profit Shares                         7.04%
     Profit Shares                                                 -1.80%
     Total investment return                                        5.20%
                                                               =========

     RATIO TO AVERAGE NET ASSETS:

     Operating expenses (not including Profit Shares)               4.30%
     Profit Shares                                                  1.42%
                                                               ---------
     Expenses                                                       5.72%
                                                               =========

4.   RELATED PARTY TRANSACTIONS

     Currently, all of the Company's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Company with interest at the prevailing 91-day U.S. Treasury bill rate. The Company is credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest, which Merrill Lynch pays to the Company from the possession of such assets.

     Merrill Lynch charges the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S. dollar-denominated positions.

     Following the allocation of the Company's trading profit and interest income among the Members' Capital Accounts, MLIM LLC calculates the brokerage commissions, Profit Shares, administrative fees and other expenses due from the Company to third parties, relating to the Company's trading on behalf of the Members. Such brokerage commissions, fees and expenses are calculated specifically for each Member (not pro rata based on the Members' respective capital accounts) and deducted from the Members' capital accounts and paid out by the Company. The Company pays brokerage commissions to MLPF&S at a flat monthly rate reflecting the fee arrangement between each Member and MLPF&S. For the years ended December 31, 2003 and 2002, the monthly rates for Members ranged from .291 of 1% (a 3.50% annual rate) to .729 of 1% (an 8.75% annual rate) of each Member's month-end assets invested in the Company.

     The Company pays MLIM LLC a monthly administrative fee ranging from .021 of 1% (a 0.25% annual rate) to .083 of 1% (a 1.00% annual rate) of each Member's month-end assets for the years ended December 31, 2003 and 2002. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLPF&S pays the Advisors annual Consulting Fees up to 2.5% of the Company's average month-end assets allocated to them for management after reduction for a portion of the brokerage commissions.

5.   ADVISORY AGREEMENTS

     Pursuant to the Advisory Agreements among the Advisors, the Company and MLIM LLC, the Advisors determine the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of the Company, subject to certain rights reserved by MLIM LLC. The Advisory Agreements generally renew one year after they are entered into, subject to certain renewal rights exercisable by the Company.

     The Company pays, from the Capital Account of each Member, to the Advisors quarterly or annual Profit Shares generally ranging from 20% to 25% of any New Trading Profit, as defined, recognized by each Advisor, attributable to each Member's Capital Account, considered individually irrespective of the overall performance of the such Member's Capital Account. Profit Shares, which are calculated separately in respect of each Member's Capital Account, are determined as of the end of each calendar quarter or year and are also paid to each Advisor upon the withdrawal of capital from the Company by a Member.

6.   COPPER SETTLEMENT

     The Members, as parties of a class of plaintiffs, received a settlement payment in August 2002 relating to certain copper trades made by a number of investors, including the Members, during a period in the mid-1990's. Parties of the class were those who purchased or sold Comex copper futures or options contracts between June 24, 1993 and June 15, 1996. The amount of the settlement was paid to MM LLC on behalf of each member, based upon each Member's individual investment activity related to Comex copper futures or options. The effect of the settlement was included in the Company's performance in August 2002.

7.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The nature of this Company has certain risks, which cannot be presented on the financial statements. The following summarizes some of those risks.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's Net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

     MLIM LLC has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Company as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIM LLC does not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIM LLC may urge the Advisors to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisors have begun to deviate from past practice or trading policies or to be trading erratically, MLIM LLC's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Advisors themselves.

     CREDIT RISK

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

     The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Statements of Financial Condition. The Company attempts to mitigate this risk by dealing almost exclusively with Merrill Lynch entities as clearing brokers.

     The Company, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in the Equity in commodity futures trading accounts in the Statements of Financial Condition.

                                 * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                                 Patrick Hayward
                             Chief Financial Officer
                     Merrill Lynch Investment Managers, LLC
                           Commodity Pool Operator of
                         ML Multi-Manager Portfolio LLC